Exhibit 16.1

[COMPANY LETTERHEAD]

June 28, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F, Street NE.

Washington, DC 20549-7561

Ladies and Gentlemen:

Re: JS Beauty Land Network Technology, Inc. Commission File No. 000-55963

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated June 28, 2022 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,